Exhibit 10.2
CORPORATE INTEGRITY AGREEMENT
between the
Office of Inspector General
of the
Department of Health and Human Services
and
Wright Medical Technology, Inc.
I. Preamble
     Wright Medical Technology, Inc. (Wright) hereby enters into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements). Contemporaneously with this CIA, Wright is entering into a Settlement Agreement and Deferred Prosecution Agreement (DPA) with the United States. This CIA shall apply only to U.S. operations of Wright that are subject to U.S. Federal health care program requirements.
     Wright represented to the OIG that, prior to the effective date of this CIA, Wright established a voluntary compliance program, which includes a corporate compliance officer, a corporate compliance committee, a Code of Business Conduct and Ethics for all employees, written policies and procedures, educational and training initiatives, review and disciplinary procedures, a confidential disclosure program, an ineligible persons screening program, and internal audit and review procedures. Wright agrees to continue the operation of its compliance program in accordance with the terms set forth below for the term of this CIA.
II. Term and Scope of the CIA
     A. The period of the compliance obligations assumed by Wright under this CIA shall be 5 years from the effective date of this CIA, unless otherwise specified. The effective date shall be the date on which the final signatory of this CIA executes this CIA (Effective Date). Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a “Reporting Period.”
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     B. Suspension of Requirements of Section III.A through Section III.E.
     The requirements set forth in Section III.A through Section III.E will be suspended during the first 12 months of the CIA unless (a) the DPA is no longer in effect; or (b) OIG lifts the suspension. The determination as to whether or not to lift the suspension of Section III.A through Section III.E requirements shall be made at the sole discretion of the OIG. In the event that any requirements of Section III.A through Section III.E are no longer suspended, Wright shall within 90 days implement all requirements of Section III.A through III.E. Within 30 days of Wright’s engagement of an Independent Review Organization (“IRO”), Wright shall provide the information described in Appendix A.
     C. Sections VII, X, and XI shall expire no later than 120 days after OIG=s receipt of: (1) Wright’s final annual report; or (2) any additional materials submitted by Wright pursuant to OIG’s request, whichever is later.
     D. The scope of this CIA shall be governed by the following definitions:
          1. “Arrangements” shall mean every arrangement or transaction that involves, directly or indirectly, the offer, payment, solicitation, or receipt of anything of value; and is between Wright and any actual or potential source of health care business or referrals to Wright or any actual or potential recipient of health care business or referrals from Wright. The term “source of health care business or referrals” shall mean any individual or entity that refers, recommends, arranges for, orders, leases, or purchases any good, facility, item, or service for which payment may be made in whole or in part by a Federal health care program and the term “recipient of health care business or referrals” shall mean any individual or entity (1) to whom Wright refers an individual for the furnishing or arranging for the furnishing of any item or service, or (2) from whom Wright purchases, leases or orders or arranges for or recommends the purchasing, leasing, or ordering of any good, facility, item, or service for which payment may be made in whole or in part by a Federal health care program.
          2. “Focus Arrangements” means every Arrangement that is between Wright and any actual source of health care business or referrals to Wright and involves, directly or indirectly, the offer, payment, or provision of anything of value.
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     Notwithstanding the foregoing provisions of Section II.D.2, any Arrangement that satisfies the requirements of 42 C.F.R. § 411.357(g) (remuneration unrelated to the provision of designated health services); 42 C.F.R. § 411.357(i) (payments by a physician for items and services); 42 C.F.R. § 411.357(k) (non-monetary compensation); or any exception to the prohibitions of 42 U.S.C. § 1395nn, enacted following the Effective Date that does not require a written agreement shall not be considered a Focus Arrangement for purposes of this CIA.
          3. “Covered Persons” includes:
a. all owners (other than shareholders who: (1) have an ownership interest of less than 5%; and (2) acquired the ownership interest through public trading), officers, directors, and employees of Wright;
b. all contractors, subcontractors, agents, and other persons who, on behalf of Wright, perform functions related to the sale or marketing of items or services reimbursable by Federal health care programs; and
c. all individuals that sell or market on behalf of Wright items or services for which reimbursement may be made by the Federal health care programs.
          Notwithstanding the above, this term does not include part-time or per diem employees, contractors, subcontractors, agents, and other persons who are not reasonably expected to work more than 160 hours per year, except that any such individuals shall become “Covered Persons” at the point when they work more than 160 hours during the calendar year.
          4. “Arrangements Covered Persons” includes each Covered Person who is involved with the development, approval, management, or review of Wright’s Arrangements.
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III. Corporate Integrity Obligations
     Wright shall maintain a Compliance Program that includes the following elements:
     A. Compliance Officer and Committee.
          1. Compliance Officer. Wright has appointed, and shall maintain during the term of the CIA, an individual to serve as its Compliance Officer. To the extent necessary, within 120 days after the Effective Date, Wright shall modify the position description, scope of responsibility, and authority of the Compliance Officer such that the following requirements are satisfied. The Compliance Officer shall be responsible for developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements. The Compliance Officer shall be a member of senior management of Wright, and shall report directly to the Nominating, Compliance and Governance Committee of the Board of Directors and indirectly to the President and CEO. The Compliance Officer shall make periodic (at least quarterly) reports regarding compliance matters directly to the Board of Directors of Wright, and shall be authorized to report on such matters to the Board of Directors at any time. The Compliance Officer shall not be or be subordinate to the General Counsel or Chief Financial Officer. The Compliance Officer shall be responsible for monitoring the day-to-day compliance activities engaged in by Wright as well as for any reporting obligations created under this CIA. Any noncompliance job responsibilities of the Compliance Officer shall be limited and must not interfere with the Compliance Officer’s ability to perform the duties outlined in this CIA.
     Wright shall report to OIG, in writing, any changes in the identity or position description of the Compliance Officer, or any actions or changes that would affect the Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within five days after such a change.
          2. Compliance Committee. Wright has appointed, and shall maintain during the term of the CIA, a Compliance Committee. To the extent necessary, within 120 days after the Effective Date, Wright shall amend the duties, responsibilities and authorities of the Compliance Committee to meet the requirements set forth below. The Compliance Committee shall, at a minimum, include the Compliance Officer and other members of senior management necessary to meet the requirements of this CIA (e.g.,
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senior executives of relevant departments, such as billing, clinical, human resources, audit, and operations). The Compliance Officer shall chair the Compliance Committee and the Committee shall support the Compliance Officer in fulfilling his/her responsibilities (e.g., shall assist in the analysis of Wright’s risk areas and shall oversee monitoring of internal and external audits and investigations). The Compliance Committee shall meet at least quarterly.
     Wright shall report to OIG, in writing, any changes in the composition of the Compliance Committee, or any actions or changes that would affect the Compliance Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.
     B. Written Standards.
          1. Code of Conduct. Within 90 days after the Effective Date, Wright shall develop, implement, and distribute a written Code of Conduct to all Covered Persons. Wright shall make the promotion of, and adherence to, the Code of Conduct an element in evaluating the performance of all employees. The Code of Conduct shall, at a minimum, set forth the following elements:
a. Wright’s commitment to full compliance with all Federal health care program requirements;
b. Wright’s requirement that all of its Covered Persons shall be expected to comply with all Federal health care program requirements and with Wright’s own Policies and Procedures;
c. the requirement that all of Wright’s Covered Persons shall be expected to report to the Compliance Officer, or other appropriate individual designated by Wright, suspected violations of any Federal health care program requirements or of Wright’s own Policies and Procedures;
d. the right of all individuals to use the Disclosure Program described in Section III.F, and Wright’s commitment to nonretaliation and to maintain, as appropriate, confidentiality and anonymity with respect to such disclosures.
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     Within 90 days after the Effective Date, each Covered Person shall certify, in writing, that he or she has received, read, understood, and shall abide by Wright’s Code of Conduct. New Covered Persons shall receive the Code of Conduct and shall complete the required certification within 30 days after becoming a Covered Person or within 90 days after the Effective Date, whichever is later.
     Wright shall periodically review the Code of Conduct to determine if revisions are appropriate and shall make any necessary revisions based on such review. Any revised Code of Conduct shall be distributed within 30 days after any revisions are finalized. Each Covered Person shall certify, in writing, that he or she has received, read, understood, and shall abide by the revised Code of Conduct within 30 days after the distribution of the revised Code of Conduct.
          2. Policies and Procedures. Within 90 days after the Effective Date, Wright shall implement written Policies and Procedures regarding the operation of Wright’s compliance program, including the compliance program requirements outlined in this CIA, and Wright’s compliance with Federal health care program requirements. The Policies and Procedures also shall address:
a. 42 U.S.C. § 1320a-7b(b) (Anti-Kickback Statute) and the regulations and other guidance documents related to this statute, and business or financial arrangements or contracts that generate unlawful Federal health care program business in violation of the Anti-Kickback Statute; and
b. the requirements set forth in Section III.D (Compliance with the Anti-Kickback Statute).
     Within 90 days after the Effective Date, the relevant portions of the Policies and Procedures shall be distributed and/or made available (electronically or in hard copy form) to all Covered Persons whose job functions relate to those Policies and Procedures. Appropriate and knowledgeable staff shall be available to explain the Policies and Procedures.
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     At least annually (and more frequently, if appropriate), Wright shall assess and update, as necessary, the Policies and Procedures. Within 30 days after the effective date of any revisions, the relevant portions of any such revised Policies and Procedures shall be distributed and/or made available to all Covered Persons whose job functions relate to those Policies and Procedures.
     C. Training and Education.
          1. General Training. Within 90 days after the Effective Date, Wright shall provide at least two hours of General Training to each Covered Person. This training, at a minimum, shall explain Wright’s:
a. CIA requirements; and
b. Wright’s Compliance Program, including the Code of Conduct.
     New Covered Persons shall receive the General Training described above within 30 days after becoming a Covered Person or within 90 days after the Effective Date, whichever is later. After receiving the initial General Training described above, each Covered Person shall receive at least one hour of General Training in each subsequent Reporting Period.
          2. Arrangements Training. Within 90 days after the Effective Date, each Arrangements Covered Person shall receive at least three hours of Arrangements Training, in addition to the General Training required above. The Arrangements Training shall include a discussion of:
a. Arrangements that potentially implicate the Anti-Kickback Statute as well as the regulations and other guidance documents related to this statute;
b. Wright’s policies, procedures, and other requirements relating to Arrangements and Focus Arrangements, including but not limited to the Focus Arrangements Tracking System, the internal review and approval process, and the tracking of remuneration to and from sources of health care business or referrals required by Section III.D of the CIA;
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c. the personal obligation of each individual involved in the development, approval, management, or review of Wright’s Arrangements to know the applicable legal requirements and Wright’s policies and procedures;
d. the legal sanctions under the Anti-Kickback Statute; and
e. examples of violations of the Anti-Kickback Statute.
     New Arrangements Covered Persons shall receive this training within 30 days after the beginning of their employment or becoming Arrangements Covered Persons, or within 90 days after the Effective Date, whichever is later.
     After receiving the initial Arrangements Training described in this Section, each Arrangements Covered Person shall receive at least two hours of Arrangements Training in each subsequent Reporting Period.
          3. Certification. Each individual who is required to attend training shall certify, in writing, or in electronic form, if applicable, that he or she has received the required training. The certification shall specify the type of training received and the date received. The Compliance Officer (or designee) shall retain the certifications, along with all course materials. These shall be made available to OIG, upon request.
          4. Qualifications of Trainer. Persons providing the training shall be knowledgeable about the subject area.
          5. Update of Training. Wright shall review the training annually, and, where appropriate, update the training to reflect changes in Federal health care program requirements, any issues discovered during internal audits or the Arrangements Review, and any other relevant information.
          6. Computer-based Training. Wright may provide the training required under this CIA through appropriate computer-based training approaches. If Wright chooses to provide computer-based training, it shall make available appropriately qualified and knowledgeable staff or trainers to answer questions or provide additional information to the individuals receiving such training.
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     D. Compliance with the Anti-Kickback Statute.
          1. Focus Arrangements Procedures. Within 90 days after the Effective Date, Wright shall create procedures reasonably designed to ensure that each existing and new or renewed Focus Arrangement does not violate the Anti-Kickback Statute or the regulations, directives, and guidance related to this statute (Focus Arrangements Procedures). These procedures shall include the following:
a. creating and maintaining a centralized tracking system for all existing and new or renewed Focus Arrangements (Focus Arrangements Tracking System);
b. tracking remuneration to and from all parties to Focus Arrangements;
c. tracking service and activity logs to ensure that parties to the Focus Arrangement are performing the services required under the applicable Focus Arrangement(s) (if applicable);
d. monitoring the use of leased space, medical supplies, medical devices, equipment, or other patient care items to ensure that such use is consistent with the terms of the applicable Focus Arrangement(s) (if applicable);
e. establishing and implementing a written review and approval process for all Focus Arrangements, the purpose of which is to ensure that all new and existing or renewed Focus Arrangements do not violate the Anti-Kickback Statute, and that includes at least the following: (i) a legal review of all Focus Arrangements by counsel with expertise in the Anti-Kickback Statute, (ii) a process for specifying the business need or business rationale for all Focus Arrangements, and (iii) a process for determining and documenting the fair market value of the remuneration specified in the Focus Arrangement;
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f. requiring the Compliance Officer to review the Focus Arrangements Tracking System, internal review and approval process, and other Focus Arrangements Procedures on at least an annual basis and to provide a report on the results of such review to the Compliance Committee; and
g. implementing effective responses when suspected violations of the Anti-Kickback Statute are discovered, including disclosing Reportable Events pursuant to Section III.I. when appropriate.
          2. New or Renewed Focus Arrangements. Prior to entering into new Focus Arrangements or renewing existing Focus Arrangements, in addition to complying with the Focus Arrangements Procedures set forth above, Wright shall comply with the following requirements (Focus Arrangements Requirements):
a. Ensure that each Focus Arrangement is set forth in writing and signed by Wright and the other parties to the Focus Arrangement;
b. Include in the written agreement a requirement that each party to a Focus Arrangement who meets the definition of a Covered Person shall complete the Arrangements Training set forth in Section III.C.2 of this CIA. Additionally, Wright shall provide each party to the Focus Arrangement with a copy of its Code of Conduct and Anti-Kickback Statute Policies and Procedures;
c. Include in the written agreement a certification by the parties to the Focus Arrangement that the parties shall not violate the Anti-Kickback Statute with respect to the performance of the Arrangement.
          3. Records Retention and Access. Wright shall retain and make available to OIG, upon request, the Focus Arrangements Tracking System and all supporting documentation of the Focus Arrangements subject to this Section and, to the extent available, all non-privileged communications related to the Focus Arrangements and the actual performance of the duties under the Focus Arrangements.
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     E. Review Procedures.
          1. General Description.
a. Engagement of Independent Review Organization. Within 90 days after the Effective Date, Wright shall engage an individual or entity (or entities), such as an accounting, auditing, law, or consulting firm (hereinafter “Independent Review Organization” or “IRO”), to perform the review outlined in Appendix B of this CIA. (Arrangements Review). The IRO engaged by Wright to perform the Arrangements Review shall be knowledgeable about the Anti-Kickback Statute and the regulations and other guidance documents related to this statute.
Each IRO shall assess, along with Wright, whether it can perform the IRO review in a professionally independent and objective fashion, as appropriate to the nature of the engagement, taking into account any other business relationships or other engagements that may exist. The engagement of the IRO for the Arrangements Review shall not be deemed to create an attorney-client or other privileged relationship between Wright and the IRO. The other applicable requirements relating to the IRO(s) are outlined in Appendix A to this CIA, which is incorporated by reference.
b. Frequency of Arrangements Review. The Arrangements Review shall be performed annually and shall cover each of the Reporting Periods. The IRO(s) shall perform all components of each annual Arrangements Review.
c. Retention of Records. The IRO and Wright shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and draft reports (those exchanged between the IRO and Wright) related to the reviews.
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d. Responsibilities and Liabilities. Nothing in this Section III.E affects Wright’s responsibilities or liabilities under any criminal, civil, or administrative laws or regulations applicable to any Federal health care program including, but not limited to, the Anti-Kickback Statute.
          2. Arrangements Review. The IRO shall perform Arrangements Reviews and prepare reports as outlined in Appendix B to this CIA, which is incorporated by reference.
          3. Validation Review. In the event OIG has reason to believe that: (a) Wright’s Arrangements Review fails to conform to the requirements of this CIA; or (b) the IRO’s findings or Arrangements Review results are inaccurate, OIG may, at its sole discretion, conduct its own review to determine whether the Arrangements Review complied with the requirements of the CIA and/or the findings or Arrangements Review results are inaccurate (Validation Review). Wright shall pay for the reasonable cost of any such review performed by OIG or any of its designated agents. Any Validation Review of Reports submitted as part of Wright’s final Annual Report shall be initiated no later than one year after Wright’s final submission (as described in Section II)is received by OIG.
          Prior to initiating a Validation Review, OIG shall notify Wright of its intent to do so and provide a written explanation of why OIG believes such a review is necessary. To resolve any concerns raised by OIG, Wright may request a meeting with OIG to: (a) discuss the results of any Arrangements Review submissions or findings; (b) present any additional information to clarify the results of the Arrangements Review or to correct the inaccuracy of the Arrangements Review; and/or (c) propose alternatives to the proposed Validation Review. Wright agrees to provide any additional information as may be requested by OIG under this Section III.E.3. in an expedited manner. OIG will attempt in good faith to resolve any Arrangements Review issues with Wright prior to conducting a Validation Review. However, the final determination as to whether or not to proceed with a Validation Review shall be made at the sole discretion of OIG.
          4. Independence and Objectivity Certification. The IRO shall include in its report(s) to Wright a certification or sworn affidavit that it has evaluated its professional independence and objectivity, as appropriate to the nature of the engagement, with regard to the Arrangements Review and that it has concluded that it is, in fact, independent and objective.
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          5. New or Renewed Consulting Agreements. All new Consulting Agreements and renewals executed on or after the Effective Date shall require Consultants to disclose their financial engagement with Wright to their patients, as well as to their affiliated hospitals.
a. “Consultant” is defined as any United States-based orthopaedic surgeon, PhD, health care professional, non-physician practitioner, medical fellow, resident or student, hospital, medical institution, or any employee or agent of any educational or health care organization that Wright retains for any personal or professional services or compensates or remunerates in any way, directly or indirectly, for or in anticipation of personal or professional services relating to hip and knee reconstruction and replacement in the United States. The term “Consultant” shall not include accountants, auditors, attorneys, fair market value specialists, CME providers, reimbursement specialists, any non-physician engineering or marketing consultants, or any other types of non-physician professionals or entities excluded from this definition by the OIG upon recommendation by Wright.
b. “Consulting Agreement” includes all contracts with Consultants for services to be performed on behalf of Wright relating to hip and knee reconstruction and replacement in the United States. This includes, but is not limited to, agreements for compensation, payments, remuneration, honoraria, fellowships, professional meetings, speaking engagements, teaching, publications, clinical studies, fee-for-service consulting, product development and license agreements, research, and professional services agreements. The term “Consulting Agreement” also includes agreements to provide grants, donations, sponsorships and other forms of payment to medical educational organizations, medical societies and training institutions.
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     F. Disclosure Program.
     Wright currently has a disclosure program that Wright represents is designed to facilitate communications relating to compliance with Federal health care program requirements and Wright’s policies (the (Disclosure Program”). Wright shall continue to maintain a Disclosure Program that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Compliance Officer or some other person who is not in the disclosing individual’s chain of command, any identified issues or questions associated with Wright’s policies, conduct, practices, or procedures with respect to a Federal health care program believed by the individual to be a potential violation of criminal, civil, or administrative law. Wright shall appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to employees or by posting the information in prominent common areas).
     The Disclosure Program shall emphasize a nonretribution, nonretaliation policy, and shall include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained. Upon receipt of a disclosure, the Compliance Officer (or designee) shall gather all relevant information from the disclosing individual. The Compliance Officer (or designee) shall make a preliminary, good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, Wright shall conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.
     The Compliance Officer (or designee) shall maintain a disclosure log, which shall include a record and summary of each disclosure received (whether anonymous or not), the status of the respective internal reviews, and any corrective action taken in response to the internal reviews. The disclosure log shall be made available to OIG upon request.
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     G. Ineligible Persons.
          1. Definitions. For purposes of this CIA:
a. an “Ineligible Person” shall include an individual or entity who:
i. is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs; or
ii. has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.
b. “Exclusion Lists” include:
i. the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov); and
ii. the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov).
          2. Screening Requirements. Wright shall ensure that all Covered Persons are not Ineligible Persons, by implementing the following screening requirements:
a. Wright shall screen all Covered Persons against the Exclusion Lists prior to engaging their services and, as part of the hiring or contracting process, shall require such Covered Persons to disclose whether they are Ineligible Persons.
b. Wright shall screen all Covered Persons against the Exclusion Lists within 90 days after the Effective Date and on an annual basis thereafter.
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c. Wright shall implement a policy requiring all Covered Persons to disclose immediately any debarment, exclusion, suspension, or other event that makes that person an Ineligible Person.
          Nothing in this Section affects Wright’s responsibility to refrain from (and liability for) billing Federal health care programs for items or services furnished, ordered, or prescribed by an excluded person. Wright understands that items or services furnished by excluded persons are not payable by Federal health care programs and that Wright may be liable for criminal, civil, and administrative sanctions for employing or contracting with an excluded person regardless of whether Wright meets the requirements of this Section III.G.
          3. Removal Requirement. If Wright has actual notice that a Covered Person has become an Ineligible Person, Wright shall remove such Covered Person from responsibility for, or involvement with, Wright’s business operations related to the Federal health care programs and shall remove such Covered Person from any position for which the Covered Person’s compensation or the items or services furnished, ordered, or prescribed by the Covered Person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the Covered Person is reinstated into participation in the Federal health care programs.
          4. Pending Charges and Proposed Exclusions. If Wright has actual notice that a Covered Person is charged with a criminal offense that falls within the scope of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(1)-(3), or is proposed for exclusion during the Covered Person’s employment or contract term of during the term of a physician’s or other practitioner’s medical staff privilege, Wright shall take all appropriate actions to ensure that the responsibilities of that Covered Person have not and shall not adversely affect the quality of care rendered to any beneficiary, patient, or resident, or any claims submitted to any Federal health care program.
     H. Notification of Government Investigation or Legal Proceedings.
     Within 30 days after discovery, Wright shall notify OIG, in writing, of any ongoing investigation or legal proceeding known to Wright conducted or brought by a governmental entity or its agents involving an allegation that Wright has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. Wright shall also provide written notice to OIG
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within 30 days after the resolution of the matter, and shall provide OIG with a description of the findings and/or results of the investigation or proceedings, if any.
     I. Reportable Events.
          1. Definition of Reportable Event. For purposes of this CIA, a “Reportable Event” means anything that involves:
a. a matter that a reasonable person would consider a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program for which penalties or exclusion may be authorized;
b. the employment of or contracting with a Covered Person who is an Ineligible Person as defined by Section III.G.1.a; or
c. the filing of a bankruptcy petition by Wright.
A Reportable Event may be the result of an isolated event or a series of occurrences.
          2. Reporting of Reportable Events. If Wright determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegations) through any means that there is a Reportable Event, Wright shall notify OIG, in writing, within 30 days after making the determination that the Reportable Event exists.
          3. Reportable Events under Section III.I.1.a. and b. For Reportable Events under Section III.I.1.a. and b., the report to the OIG shall include:
a. a complete description of the Reportable Event, including the relevant facts, persons involved, and legal and Federal health care program authorities implicated;
b. a description of Wright’s actions taken to correct the Reportable Event; and
c. any further steps Wright plans to take to address the Reportable Event and prevent it from recurring.
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          4. Reportable Events under Section III.I.1.c. For Reportable Events under Section III.I.1.c., the report to the OIG shall include documentation of the bankruptcy filing and a description of any Federal health care program authorities implicated.
     J. Cooperation With Government Investigations.
     Upon reasonable notice, Wright shall cooperate with all OIG investigations and understands that full cooperation includes: (1) prompt and truthful disclosure to OIG of all matters relating to any Federal or state health care law investigation, prosecution, or other enforcement action, related to the Covered Conduct, including other matters involving possible violations of Federal or state health care law by individuals or entities in the orthopedic medical device industry; and (2) truthful testimony in any administrative hearing and/or court proceeding. Wright, upon reasonable notice, will make reasonable efforts to facilitate access to, and encourage the cooperation of, its directors, officers, and employees for interviews and testimony, and will furnish to the OIG, upon reasonable request, all documents and records in its possession, custody, or control relating to the Covered Conduct. Section III.J. shall not require the Company’s waiver of attorney-client and work product protections. Nothing in Section III.J. shall be construed as a waiver of any applicable attorney-client or work product privileges.
     As used herein, the term “Covered Conduct” shall have the same meaning as set forth in the Civil Settlement Agreement.
IV. Changes to Business Units or Locations
     A. Change or Closure of Unit or Location.
     In the event that, after the Effective Date, Wright changes locations or closes a business unit or location related to the furnishing of items or services that may be reimbursed by Federal health care programs, Wright shall notify OIG of this fact as soon as possible, but no later than within 30 days after the date of change or closure of the location.
     B. Purchase or Establishment of New Unit or Location.
     In the event that, after the Effective Date, Wright purchases or establishes a new business unit or location related to the furnishing of items or services that may be
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reimbursed by Federal health care programs, Wright shall notify OIG at least 30 days prior to such purchase or the operation of the new business unit or location. This notification shall include the address of the new business unit or location, phone number, fax number, the location’s Medicare and state Medicaid program provider number and/or supplier number(s), (if applicable), and the name and address of each contractor that issued each number (if applicable). Each new business unit or location and all Covered Persons at each new business unit or location shall be subject to the applicable requirements of this CIA.
     C. Sale of Unit or Location.
     In the event that, after the Effective Date, Wright proposes to sell any or all of its business units or locations that are subject to this CIA, Wright shall notify OIG of the proposed sale at least 30 days prior to the sale of such business unit or location. This notification shall include a description of the business unit or location to be sold, a brief description of the terms of the sale, and the name and contact information of the prospective purchaser. This CIA shall be binding on the purchaser of such business unit or location, unless otherwise determined and agreed to in writing by the OIG.
V. Implementation and Annual Reports
     A. Implementation Report.
     Within 90 days after either the termination or lifting of the suspension, Wright shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report). The Implementation Report shall, at a minimum, include:
          1. the name, address, phone number, and position description of the Compliance Officer required by Section III.A, and a summary of other noncompliance job responsibilities the Compliance Officer may have;
          2. the names and positions of the members of the Compliance Committee required by Section III.A;
          3. a copy of Wright’s Code of Conduct required by Section III.B.1;
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          4. a summary of all Policies and Procedures required by Section III.B.2 (a copy of such Policies and Procedures shall be made available to OIG upon request);
          5. the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG, upon request);
          6. the following information regarding each type of training required by Section III.C:
a. a description of such training, including a summary of the topics covered, the length of sessions, and a schedule of training sessions;
b. the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.
A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.
          7. a description of the Focus Arrangements Tracking System required by Section III.D.1.a;
          8. a description of the internal review and approval process required by Section III.D.1.e;
          9. a description of the tracking and monitoring procedures and other Focus Arrangements Procedures required by Section III.D.1;
          10. a description of the Disclosure Program required by Section III.F;
          11. information regarding the IRO(s) described in Appendix A;
          12. a description of the process by which Wright fulfills the requirements of Section III.G regarding Ineligible Persons;
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          13. a list of all of Wright’s locations (including locations and mailing addresses); the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s Medicare and state Medicaid program provider number(s) and/or supplier number(s) (if applicable); and the name and address of each Medicare and state Medicaid program contractor to which Wright currently submits claims (if applicable);
          14. a description of Wright’s corporate structure, including identification of any parent and sister companies, subsidiaries, and their respective lines of business;
          15. a summary of Reportable Events (as defined in Section III.I.) identified during the Reporting Period and the status of any corrective and preventative action relating to all such Reportable Events;
          16. a summary of the disclosures in the disclosure log required by Section III.F that: (a) relate to Federal health care programs; or (b) involve allegations of conduct that may involve illegal remunerations or inappropriate referrals in violation of the Anti-Kickback Statute;
          17. a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.H. The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding; and
          18. the certifications required by Section V.D.
     B. Monitor Reports.
     1. Wright shall submit to OIG any report or written recommendations produced by the Monitor (as defined under the DPA) pursuant to the DPA within 5 days of Wright receiving any report or written recommendations from the Monitor.
     2. Wright shall submit to OIG any report Wright provides to the Monitor pursuant to the DPA at the same time Wright provides such documentation to the Monitor.
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     3. Any written documentation Wright provides to the Monitor pursuant to the DPA shall be made available to the OIG upon request.
     C. Annual Reports.
     Wright shall submit to OIG annually a report with respect to the status of, and findings regarding, Wright’s compliance activities for each Reporting Period (Annual Report).
Each Annual Report shall include, at a minimum:
          1. any change in the identity, position description, or other noncompliance job responsibilities of the Compliance Officer and any change in the membership of the Compliance Committee described in Section III.A;
          2. a summary of any significant changes or amendments to the Policies and Procedures required by Section III.B.2 and the reasons for such changes (e.g., change in contractor policy);
          3. the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG, upon request);
          4. the following information regarding each type of training required by Section III.C:
a. a description of the initial and annual training, including a summary of the topics covered, the length of sessions, and a schedule of training sessions;
b. the number of individuals required to complete the initial and annual training, the percentage of individuals who actually completed the initial and annual training, and an explanation of any exceptions.
A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.
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          5. a description of any changes to the Focus Arrangements Tracking System required by Section III.D.1.a;
          6. a description of any changes to the internal review and approval process required by Section III.D.1.e;
          7. a description of any changes to the tracking and monitoring procedures and other Focus Arrangements Procedures required by Section III.D.1;
          8. a complete copy of all reports prepared pursuant to Section III.E, along with a copy of the IRO’s engagement letter;
          9. Wright’s response to the reports prepared pursuant to Section III.E., along with corrective action plan(s) related to any issues raised by the reports;
          10. a summary and description of any and all current and prior engagements and agreements between Wright and the IRO, if different from what was submitted as part of the Implementation Report;
          11. a certification from the IRO regarding its professional independence and objectivity with respect to Wright;
          12. a summary of Reportable Events (as defined in Section III.I.) identified during the Reporting Period and the status of any corrective and preventative action relating to all such Reportable Events;
          13. a summary of the disclosures in the disclosure log required by Section III.F that: (a) relate to Federal health care programs; or (b) involve allegations of conduct that may involve illegal remunerations or inappropriate referrals in violation of the Anti-Kickback Statute;
          14. any changes to the process by which Wright fulfills the requirements of Section III.G regarding Ineligible Persons;
          15. a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.H. The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding;
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          16. a description of all changes to the most recently provided list of Wright’s locations (including addresses) as required by Section V.A.13; the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s Medicare and state Medicaid program provider number(s) and/or supplier number(s) (if applicable); and the name and address of each Medicare and state Medicaid program contractor to which Wright currently submits claims (if applicable); and
          17. the certifications required by Section V.D.
     The first Annual Report shall be received by OIG no later than 60 days after the end of the second Reporting Period. Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.
     D. Certifications.
     The Implementation Report and Annual Reports shall include a certification by the Compliance Officer that:
          1. to the best of his or her knowledge, except as otherwise described in the applicable report, Wright is in compliance with all of the requirements of this CIA;
          2. to the best of his or her knowledge, Wright has implemented procedures reasonably designed to ensure that all Focus Arrangements do not violate the Anti-Kickback Statute, including the Focus Arrangements Procedures required in Section III.D of the CIA;
          3. to the best of his or her knowledge, Wright has fulfilled the requirements for New and Renewed Focus Arrangements under Section III.D.2 of the CIA;
          4. he or she has reviewed the Report and has made reasonable inquiry regarding its content and believes that the information in the Report is accurate and truthful; and
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     E. Designation of Information. Wright shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act (FOIA), 5 U.S.C. § 552. Wright shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.
VI. Notifications and Submission of Reports
     Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted to the following entities:
OIG:	Administrative and Civil Remedies Branch
Office of Counsel to the Inspector General
Office of Inspector General
U.S. Department of Health and Human Services
Cohen Building, Room 5527
330 Independence Avenue, S.W.
Washington, DC 20201
Telephone: 202.619.2078
Facsimile: 202.205.0604

Wright:	Lisa L. Michels, J.D., M.S.O.L.Q. Vice President and Chief Compliance Officer 5677 Airline Road Arlington, TN 38002 Telephone: 901.867.4361 Facsimile: 901.867.4332
Unless otherwise specified, all notifications and reports required by this CIA may be made by certified mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received. For purposes of this requirement, internal facsimile confirmation sheets do not constitute proof of receipt. Upon request by OIG, Wright may be required to provide OIG with an electronic copy of each notification or
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report required by this CIA in searchable portable document format (pdf), either instead of or in addition to, a paper copy.
VII. Oig Inspection, Audit, and Review Rights
     In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s) may examine or request copies of Wright’s books, records, and other documents and supporting materials and/or conduct on-site reviews of any of Wright’s locations for the purpose of verifying and evaluating: (a) Wright’s compliance with the terms of this CIA; and (b) Wright’s compliance with the requirements of the Federal health care programs in which it participates. The documentation described above shall be made available by Wright to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of Wright’s employees, contractors, or agents who consent to be interviewed at the individual’s place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. Wright shall assist OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon OIG’s request. Wright’s employees may elect to be interviewed with or without a representative of Wright present.
VIII. Document and Record Retention
     Wright shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs, or to compliance with this CIA, for six (6) years (or longer if otherwise required by law) from the Effective Date.
IX. Disclosures
     Consistent with HHS’s FOIA procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify Wright prior to any release by OIG of information submitted by Wright pursuant to its obligations under this CIA and identified upon submission by Wright as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules. With respect to such releases, Wright shall have the rights set forth at 45 C.F.R. § 5.65(d).
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X. Breach and Default Provisions
     Wright is expected to fully and timely comply with all of its CIA obligations.
     A. Stipulated Penalties for Failure to Comply with Certain Obligations. As a contractual remedy, Wright and OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as “Stipulated Penalties”) in accordance with the following provisions.
          1. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each calendar day Wright fails to establish and implement any of the following obligations as described in Section III:
a. a Compliance Officer;
b. a Compliance Committee;
c. a written Code of Conduct;
d. written Policies and Procedures;
e. the training of Covered Persons and Arrangements Covered Persons;
f. the Focus Arrangements Procedures and/or Focus Arrangements Requirements described in Sections III.D.1 and III.D.2;
g. a Disclosure Program;
h. Ineligible Persons screening and removal requirements;
i. notification of Government investigations or legal proceedings; and
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j. reporting of Reportable Events.
          2. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Wright fails to engage an IRO, as required in Section III.E and Appendix A.
          3. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Wright fails to submit the Implementation Report, documentation required under Section V.B., or any Annual Reports to OIG in accordance with the requirements of Section V by the deadlines for submission.
          4. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Wright fails to submit the annual Arrangements Review Report in accordance with the requirements of Section III.E and Appendix B.
          5. A Stipulated Penalty of $1,500 for each day Wright fails to grant access as required in Section VII. (This Stipulated Penalty shall begin to accrue on the date Wright fails to grant access.)
          6. A Stipulated Penalty of $5,000 for each false certification submitted by or on behalf of Wright as part of its Implementation Report, Annual Report, additional documentation to a report (as requested by the OIG), or otherwise required by this CIA.
          7. A Stipulated Penalty of $10,000 (which shall begin to accrue on the day after the date the obligation became due) for each day Wright fails to cooperate and otherwise satisfy any of the obligations and requirements as described in Section III.J.
          8. A Stipulated Penalty of $1,000 for each day Wright fails to comply fully and adequately with any obligation of this CIA. OIG shall provide notice to Wright stating the specific grounds for its determination that Wright has failed to comply fully and adequately with the CIA obligation(s) at issue and steps Wright shall take to comply with the CIA. (This Stipulated Penalty shall begin to accrue 10 days after Wright receives this notice from OIG of the failure to comply.) A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which OIG has sought a Stipulated Penalty under Subsections 1-7 of this Section.
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     B. Timely Written Requests for Extensions.
     Wright may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after Wright fails to meet the revised deadline set by OIG. Notwithstanding any other provision in this Section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three business days after Wright receives OIG’s written denial of such request or the original due date, whichever is later. A “timely written request” is defined as a request in writing received by OIG at least five business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.
     C. Payment of Stipulated Penalties.
          1. Demand Letter. Upon a finding that Wright has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, OIG shall notify Wright of: (a) Wright’s failure to comply; and (b) OIG’s exercise of its contractual right to demand payment of the Stipulated Penalties (this notification is referred to as the “Demand Letter”). Such Demand Letter shall specifically state the conduct that the OIG contends constitutes the basis for imposing the Stipulated Penalty.
          2. Response to Demand Letter. Within 10 days after the receipt of the Demand Letter, Wright shall either: (a) cure the breach to OIG’s satisfaction and pay the applicable Stipulated Penalties or (b) request a hearing before an HHS administrative law judge (ALJ) to dispute OIG’s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E. In the event Wright elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until Wright cures, to OIG’s satisfaction, the alleged breach in dispute. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.
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          3. Form of Payment. Payment of the Stipulated Penalties shall be made by electronic funds transfer to an account specified by OIG in the Demand Letter.
          4. Independence from Material Breach Determination. Except as set forth in Section X.D.1.d, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG’s decision that Wright has materially breached this CIA, which decision shall be made at OIG’s discretion and shall be governed by the provisions in Section X.D, below.
     D. Exclusion for Material Breach of this CIA.
          1. Definition of Material Breach. A material breach of this CIA means:
          a. a failure by Wright to report a Reportable Event, take corrective action, and make the appropriate refunds, as required in Section III.I;
          b. a repeated or flagrant violation of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;
          c. a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C; or
          d. a failure to engage and use an IRO in accordance with Section III.E. and Appendix A.
          e. a repeated or flagrant failure by Wright to cooperate in accordance with Section III.J.
          2. Notice of Material Breach and Intent to Exclude. The parties agree that a material breach of this CIA by Wright constitutes an independent basis for Wright’s exclusion from participation in the Federal health care programs. Upon a determination by OIG that Wright has materially breached this CIA and that exclusion is the appropriate remedy, OIG shall notify Wright of: (a) Wright’s material breach; and (b) OIG’s intent to exercise its contractual right to impose exclusion (this notification is hereinafter referred
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to as the “Notice of Material Breach and Intent to Exclude”).
          3. Opportunity to Cure. Wright shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate to OIG’s satisfaction that:
a. Wright is in compliance with the obligations of the CIA cited by OIG as being the basis for the material breach;
b. the alleged material breach has been cured; or
c. the alleged material breach cannot be cured within the 30-day period, but that: (i) Wright has begun to take action to cure the material breach; (ii) Wright is pursuing such action with due diligence; and (iii) Wright has provided to OIG a reasonable timetable for curing the material breach.
          4. Exclusion Letter. If, at the conclusion of the 30-day period, Wright fails to satisfy the requirements of Section X.D.3, OIG may exclude Wright from participation in the Federal health care programs. OIG shall notify Wright in writing of its determination to exclude Wright (this letter shall be referred to hereinafter as the “Exclusion Letter”). Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of Wright’s receipt of the Exclusion Letter. The exclusion shall have national effect and shall also apply to all other Federal procurement and nonprocurement programs. Reinstatement to program participation is not automatic. After the end of the period of exclusion, Wright may apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001-.3004.
     E. Dispute Resolution
          1. Review Rights. Upon OIG’s delivery to Wright of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, Wright shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA. Specifically, OIG’s determination to demand payment of Stipulated Penalties or to
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seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS Departmental Appeals Board (DAB), in a manner consistent with the provisions in 42 C.F.R. § 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. § 1005.2(c), the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter.
          2. Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether Wright was in full and timely compliance with the obligations of this CIA for which OIG demands payment; and (b) the period of noncompliance. Wright shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties. If the ALJ agrees with OIG with regard to a finding of a breach of this CIA and orders Wright to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision unless Wright requests review of the ALJ decision by the DAB. If the ALJ decision is properly appealed to the DAB and the DAB upholds the determination of OIG, the Stipulated Penalties shall become due and payable 20 days after the DAB issues its decision.
          3. Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be:
a. whether Wright was in material breach of this CIA;
b. whether such breach was continuing on the date of the Exclusion Letter; and
c. whether the alleged material breach could not have been cured within the 30-day period, but that: (i) Wright had begun to take action to cure the material breach within that period; (ii) Wright has pursued and is pursuing such action with due diligence; and (iii) Wright provided to OIG within that period a reasonable timetable for curing the material breach and Wright has followed the timetable.
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          For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to OIG, or, if the ALJ rules for Wright, only after a DAB decision in favor of OIG. Wright’s election of its contractual right to appeal to the DAB shall not abrogate OIG’s authority to exclude Wright upon the issuance of an ALJ’s decision in favor of OIG. If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that Wright may request review of the ALJ decision by the DAB. If the DAB finds in favor of OIG after an ALJ decision adverse to OIG, the exclusion shall take effect 20 days after the DAB decision. Wright shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered by the ALJ or DAB. If the DAB finds in favor of Wright, Wright shall be reinstated effective on the date of the original exclusion.
          4. Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB’s decision (or the ALJ’s decision if not appealed) shall be considered final for all purposes under this CIA.
XI. Effective and Binding Agreement
     Wright and OIG agree as follows:
     A. This CIA shall be binding on the successors, assigns, and transferees of Wright;
     B. This CIA shall become final and binding on the later of (1) the date the final signature is obtained on the CIA; or (2) the date the Civil Settlement Agreement becomes effective.
     C. This CIA constitutes the complete agreement between the parties and may not be amended except by written consent of the parties to this CIA;
     D. OIG may agree to a suspension of Wright’s obligations under this CIA based on a certification by Wright that it is no longer providing health care items or services that will be billed to any Federal health care program and that it does not have any ownership
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or control interest, as defined in 42 U.S.C. §1320a-3, in any entity that bills any Federal health care program. If Wright is relieved of its CIA obligations, Wright will be required to notify OIG in writing at least 30 days in advance if Wright plans to resume providing health care items or services that are billed to any Federal health care program or to obtain an ownership or control interest in any entity that bills any Federal health care program. At such time, OIG shall evaluate whether the CIA will be reactivated or modified.
     E. The undersigned Wright signatories represent and warrant that they are authorized to execute this CIA. The undersigned OIG signatory represents that he is signing this CIA in his official capacity and that he is authorized to execute this CIA.
     F. This CIA may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same CIA. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this CIA.
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On Behalf of Wright Medical Technology, Inc.

/s/: GARY D. HENLEY	9/22/10

GARY D. HENLEY President and Chief Executive Officer Wright Medical Technology, Inc.	DATE

/s/: SANFORD V. TEPLITZKY, ESQ.	9/22/10

SANFORD V. TEPLITZKY, ESQ. Ober, Kaler, Grimes & Shriver, P.C. Counsel for Wright Medical Technology, Inc.	DATE

/s/: KAREN F. GREEN, ESQ.	9/23/10

KAREN F. GREEN, ESQ. Wilmer Cutler Pickering Hale and Dorr LLP Counsel for Wright Medical Technology, Inc.	DATE
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On Behalf of the Office of Inspector General
of the Department of Health and Human Services

/s/: GREGORY E. DEMSKE	9/29/10

GREGORY E. DEMSKE Assistant Inspector General for Legal Affairs Office of Inspector General U. S. Department of Health and Human Services	DATE
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APPENDIX A
INDEPENDENT REVIEW ORGANIZATION
This Appendix contains the requirements relating to the Independent Review Organization (IRO) required by Section III.E of the CIA.
A. IRO Engagement.
     Wright shall engage an IRO that possesses the qualifications set forth in Paragraph C, of this Appendix, to perform the responsibilities in Paragraph D, of this Appendix. The IRO shall conduct the review in a professionally independent and objective fashion, as set forth in Paragraph E, of this Appendix. Within 30 days after OIG receives the information identified in Paragraph B, of this Appendix, OIG will notify Wright if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, Wright may continue to engage the IRO.
     If Wright engages a new IRO during the term of the CIA, this IRO shall also meet the requirements of this Appendix. If a new IRO is engaged, Wright shall submit the information identified in Paragraph B, of this Appendix, to OIG within 30 days of engagement of the IRO. Within 30 days after OIG receives this information, OIG will notify Wright if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, Wright may continue to engage the IRO.
B. Information Regarding the IRO.
1.	identity, address, and phone number;

2.	a copy of the engagement letter;

3.	a summary and description of any and all current and prior engagements and agreements between Wright and the IRO;

4.	the proposed start and completion dates of the Arrangements Review;

5.	a certification from the IRO regarding its professional independence and objectivity with respect to Wright; and

6.	the professional qualifications of individuals assigned by the IRO to the engagement.
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1

C. IRO Qualifications.
The IRO shall:
     1. assign individuals to conduct the Arrangements Review engagement who are knowledgeable in the requirements of the Anti-Kickback Statute and the regulations and other guidance documents related to this statute; and
     2. have sufficient staff and resources to conduct the reviews required by the CIA on a timely basis.
D. IRO Responsibilities.
The IRO shall:
     1. perform each Arrangements Review in accordance with the specific requirements of the CIA;
     2. respond to all OIG inquiries in a prompt, objective, and factual manner; and
     3. prepare timely, clear, well-written reports that include all the information required by Appendix B to the CIA.
E. IRO Independence and Objectivity.
     The IRO must perform the Arrangements Review in a professionally independent and objective fashion, as appropriate to the nature of the engagement, taking into account any other business relationships or engagements that may exist between the IRO and Wright.
F. IRO Removal/Termination.
     1. Provider. If Wright terminates its IRO during the course of the engagement, Wright must submit a notice explaining its reasons to OIG no later than 30 days after termination. Wright must engage a new IRO in accordance with Paragraph A, of this Appendix.
     2. OIG Removal of IRO. In the event OIG has reason to believe that the IRO does not possess the qualifications described in Paragraph B, of this Appendix, is not independent and objective as set forth in Paragraph E, of this Appendix, or has failed to carry out its responsibilities as described in Paragraph D, of this Appendix, OIG may, at its sole discretion, require Wright to engage a new IRO in accordance with Paragraph A of this Appendix.
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2

     Prior to requiring Wright to engage a new IRO, OIG shall notify Wright of its intent to do so and provide a written explanation of why OIG believes such a step is necessary. To resolve any concerns raised by OIG, Wright may request a meeting with OIG to discuss any aspect of the IRO’s qualifications, independence or performance of its responsibilities and to present additional information regarding these matters. Wright shall provide any additional information as may be requested by OIG under this Paragraph in an expedited manner. OIG will attempt in good faith to resolve any differences regarding the IRO with Wright prior to requiring Wright to terminate the IRO. However, the final determination as to whether or not to require Wright to engage a new IRO shall be made at the sole discretion of OIG.
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3

Appendix B
Arrangements Review
     The Arrangements Review shall consist of two components: a systems review and a transactions review. The IRO shall perform all components of each Arrangements Review. If there are no material changes to Wright’s systems, processes, policies, and procedures relating to Arrangements, the Arrangements Systems Review shall be performed for the second and fourth Reporting Periods. If Wright materially changes the Arrangements systems, processes, policies and procedures, the IRO shall perform an Arrangements Systems Review for the Reporting Period in which such changes were made in addition to conducting the systems review for the second and fourth Reporting Periods. The Arrangements Transactions Review shall be performed annually and shall cover each of the five Reporting Periods.
     A. Arrangements Systems Review. The Arrangements Systems Review shall be a review of Wright’s systems, processes, policies, and procedures relating to the initiation, review, approval, and tracking of Arrangements. Specifically, the IRO shall review the following:
          1. Wright’s systems, policies, processes, and procedures with respect to creating and maintaining a centralized tracking system for all existing and new and renewed Focus Arrangements (Focus Arrangements Tracking System), including a detailed description of the information captured in the Focus Arrangements Tracking System;
          2. Wright’s systems, policies, processes, and procedures for tracking remuneration to and from all parties to Focus Arrangements;
          3. Wright’s systems, policies, processes, and procedures for tracking service and activity logs to ensure that parties to the Focus Arrangement are performing the services required under the applicable Focus Arrangement(s) (if applicable);
          4. Wright’s systems, policies, processes, and procedures for monitoring the use of leased space, medical supplies, medical devices, equipment, or other patient care items to ensure that such use is consistent with the terms of the applicable Focus Arrangement(s) (if applicable);
          5. Wright’s systems, policies, processes, and procedures for initiating Arrangements, including those policies that identify the individuals with
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authority to initiate an Arrangement and that specify the business need or business rationale required to initiate an Arrangement;
          6. Wright’s systems, policies, processes, and procedures for the internal review and approval of all Arrangements, including those policies that identify the individuals required to approve each type or category of Arrangement entered into by Wright, the internal controls designed to ensure that all required approvals are obtained, and the processes for ensuring that all Focus Arrangements are subject to a legal review by counsel with expertise in the Anti-Kickback Statute;
          7. the Compliance Officer’s annual review of and reporting to the Compliance Committee on the Focus Arrangements Tracking System, Wright’s internal review and approval process, and other Arrangements procedures;
          8. Wright’s systems, policies, processes, and procedures for implementing effective responses when suspected violations of the Anti-Kickback Statute are discovered, including disclosing Reportable Events and quantifying and repaying Overpayments when appropriate; and
          9. Wright’s systems, policies, processes, and procedures for ensuring that all new and renewed Focus Arrangements comply with the Focus Arrangements Requirements set forth in Section III.D.2 of the CIA.
     B. Arrangements Systems Review Report. The IRO shall prepare a report based upon each Arrangements Systems Review performed. The report shall include the following items:
          1. a description of the documentation (including policies) reviewed and personnel interviewed;
          2. a detailed description of Wright’s systems, policies, processes, and procedures relating to the items identified in Section A.1-9 above;
          3. findings and supporting rationale regarding weaknesses in Wright’s systems, processes, policies, and procedures relating to Arrangements described in Section A.1-9 above; and
          4. recommendations to improve Wright’s systems, policies, processes, or procedures relating to Arrangements described in Section A.1-9 above.
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     C. Arrangements Transactions Review. The Arrangements Transactions Review shall consist of a review by the IRO of 50 randomly selected Focus Arrangements that were entered into or renewed by Wright during the Reporting Period. The IRO shall assess whether Wright has complied with the Focus Arrangements Procedures and the Focus Arrangements Requirements described in Sections III.D.1 and III.D.2 of the CIA, with respect to the selected Focus Arrangements.
     The IRO’s assessment with respect to each Focus Arrangement that is subject to review shall include:
          1. verifying that the Focus Arrangement is maintained in Wright’s centralized tracking system in a manner that permits the IRO to identify the parties to the Focus Arrangement and the relevant terms of the Focus Arrangement (i.e., the items/services/equipment/space to be provided, the amount of compensation, the effective date, the expiration date; etc.)
          2. verifying that the Focus Arrangement was subject to the internal review and approval process (including both a legal and business review) and obtained the necessary approvals and that such review and approval is appropriately documented;
          3. verifying that the remuneration related to the Focus Arrangement is properly tracked;
          4. verifying that the service and activity logs are properly completed and reviewed (if applicable);
          5. verifying that leased space, medical supplies, medical devices, and equipment, and other patient care items are properly monitored (if applicable); and
          6. verifying that the Focus Arrangement satisfies the Focus Arrangements Requirements of Section III.D.2 of the CIA.
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     D. Arrangements Transaction Review Report. The Arrangements Transaction Review Report shall include the following information:
          1. Review Methodology.
a.	Review Protocol: A detailed narrative description of the procedures performed and a description of the sampling unit and universe utilized in performing the procedures for the sample reviewed.

b.	Sources of Data: A full description of the documentation and other information, if applicable, relied upon by the IRO in performing the Arrangements Transaction Review.
          2. Review Findings. The IRO’s findings with respect to whether Wright has complied with the Focus Arrangements Procedures and Focus Arrangements Requirements with respect to each of the randomly selected Focus Arrangements reviewed by the IRO. In addition, the Arrangements Transactions Review Report shall include observations, findings and recommendations on possible improvements to Wright’s policies, procedures, and systems in place to ensure that all Focus Arrangements comply with the Focus Arrangements Procedures and Focus Arrangements Requirements.
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